EXHIBIT 10(ai)

                          INTEREST RATE SWAP AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into as of the 15 of November, 2000, by and between Playtex Product, Inc. ("Fixed Rate Payer"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Floating Rate Payer").

      WHEREAS, both Fixed Rate Payer and Floating Rate Payer seek to reduce actual or expected exposure to changes in interest rates or to lower costs of actual or expected borrowings.

      WHEREAS, the Fixed Rate Payer is willing to make the payments based on a fixed rate of interest as provided herein; and

      WHEREAS, the Floating Rate Payer is willing to make the payments based on a floating rate of interest as provided herein;

      NOW THEREFORE, in consideration of their mutual covenants, Fixed Rate Payer and Floating Rate Payer agree as follows:

      1. Definitions. The capitalized terms, "Effective Date", "Fixed Rate", "Floating Rate", "Floating Rate Maturity", "Loan Facility", "Net Swap Settlement Payment Dates", "Reset Dates", "Swap Amount", "Termination Date" and "Trade Date" shall each be as specified in the Swap Confirmation. All other capitalized terms shall have the meanings set forth below or otherwise as set forth in this
Agreement:

            (a) "Business Day" means a day (other than Saturday, Sunday or holiday) on which Floating Rate Payer is open and conducting its customary banking transactions in the State of California.

            (b) "Business Day Convention" means, for purposes of determining each Calculation Period, that convention specified in the Swap Confirmation for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day, so that:

                  (i) if "following" is specified, that date will be the first following day that is a Business Day;

                  (ii) if "modified following" is specified, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day; and

                  (iii) if "preceding" is specified, that date will be the first preceding day that is a Business Day.

            (c) "Calculation Period" means, subject to the Business Day Convention, each consecutive period designated in the Swap Confirmation, the first of which will commence on, and include, the Effective Date and extend to, but exclude, the first Reset Date. Each subsequent Calculation Period will commence on, and include, the Reset Date and extend to, but exclude the next Reset Date. The final Calculation Period will end on, but exclude, the Completion Date.

            (d) "Swap Confirmation" means a document, substantially in the form of Exhibit A hereto, with the information required in each blank space completed.

            (e) "Completion Date" shall mean the Termination Date unless an Early Termination Date has occurred, in which case the Completion Date shall be the Early Termination Date.

            (f) "Day Count Convention" means that the calculation of each Net Swap Settlement will be based on the actual number of days in the Calculation Period divided by a 360-day year.

            (g) "Early Termination Date" means the date, if any, prior to the Termination Date upon which this Agreement is terminated pursuant to Paragraph 3(a) below.

            (h) "LIBOR" means, with respect to each Calculation Period, the rate for deposits in U.S. Dollars for a period equal to the Floating Rate Maturity, as such rate appears on Telerate Page 3750 as of 11:00 AM, London Time, on the day that is two Business Days prior to the Reset Date (or the Effective Date in the case of the initial Period). If such rate does not appear on Telerate Page 3750, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major Banks in London, selected by Floating Rate Payer, for a period equal to the Floating Rate Maturity, as of 11:00 AM, London Time, on the day that is two Business Days prior to the Reset Date.

            (i) "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar Deposits).

      2. Determination; Net Swap Settlement Payments.

            (a) On the first Business Day following the end of each Calculation Period, Floating Rate Payer will send Fixed Rate Payer a written notice ("Settlement Notice") specifying:

                  (i) the amount of interest which would have accrued on the Swap Amount during the Calculation Period at a rate per annum equal to the Floating Rate ("Floating Rate Payment").

                  (ii) the amount of interest which would have accrued on the Swap Amount during the Calculation Period at a rate per annum equal to the Fixed Rate ("Fixed Rate Payment"); and

                  (iii) the difference, if any, between the Floating Rate Payment and the Fixed Rate Payment ("Net Swap Settlement Payment").

            (b) All calculations under Paragraph 2(a) above will be made on the basis of the Day Count Convention.

            (c) On each Net Swap Settlement Payment Date:

                  (i) if the Fixed Rate Payment exceeds the Floating Rate Payment, Fixed Rate Payer shall pay Floating Rate Payer the amount of the Net Swap Settlement Payment by, at Floating Rate Payer's option, Floating Rate Payer's debiting Fixed Rate Payer's demand deposit account with Floating Rate Payer, or by wiring funds to Floating Rate Payer; or

                  (ii) if the Floating Rate Payment exceeds the Fixed Rate Payment, Floating Rate Payer shall pay Fixed Rate Payer the amount of the Net Swap Settlement Payment by, at Floating Rate Payer's option, crediting Fixed Rate Payer's demand deposit account with Floating Rate Payer, or by wiring funds to a designated Fixed Rate Payer account.

      3. Early Termination.

            (a) This Agreement shall expire on the Termination Date and neither party may terminate this Agreement prior thereto; provided, however that in the event that:

                  (i) either Floating Rate Payer or Fixed Rate Payer fail to make any payment when due hereunder or otherwise fail to perform any of their obligations hereunder, unless such default is cured within five Business Days of the defaulting party's receipt of written notice thereof, the non-defaulting party may, so long as such default in then continuing, upon five Business Days written notice terminate this Agreement;

                  (ii) Fixed Rate Payer fails to make any payment when due under the Loan Facility (after giving effect to any applicable notice requirement or grace period) or any other event of default occurs under the Loan Facility which has resulted in the indebtedness thereunder being, or being capable of being declared, accelerated, Floating Rate Payer may, so long as such default is then continuing and upon five Business Days written notice, take one or more of the following actions: (aa) offset the remaining payments owed by Floating Rate Payer from time to time hereunder to Fixed Rate Payer against the amount owed to Floating Rate Payer under the Loan Facility, (bb) place the remaining payments owed by Floating Rate Payer from time to time hereunder in a cash collateral account with Floating Rate Payer over which Fixed Rate Payer will have no control (and Fixed Rate Payer hereby grants Floating Rate Payer a security interest in any such account to secure repayment of all amounts owing by Fixed Rate Payer under the Loan Facility), or (cc) terminate this Agreement; or

                  (iii) Fixed Rate Payer repays its obligations, and Floating Rate Payer has no further commitment to lend, under the Loan Facility, Floating Rate Payer by written notice to Fixed Rate Payer may terminate this Agreement. Any termination of this Agreement under this Paragraph 3(a) shall be effective on the Early Termination Date which shall be designated in the notice of termination.

            (b) In the event of an early termination of this Agreement pursuant to Paragraph 3(a)(i) or (ii) above, the defaulting party shall promptly pay the non-defaulting party, on demand, an amount equal to the Termination Amount. In the event of an early termination under Paragraph 3(a)(iii) above, if the Termination Amount is a positive number, then Fixed Rate Payer shall promptly pay the Floating Rate Payer such amount; if the Termination Amount is a negative number, then the Floating Rate Payer shall promptly pay the Fixed Rate Payer the absolute value of such amount. Each party hereto acknowledges the Termination Amount to be a reasonable estimate of the value, costs and loss of compensation incurred by the other party as a result of the early termination of this Agreement.

            (c) "Termination Amount" means the amount in U.S. Dollars equal to the arithmetic mean of the respective one-time all-in fees (including documentation costs) communicated to the non-defaulting party (or to Floating Rate Payer in the case of termination pursuant to Paragraph 3(a)(iii) above) on the earliest practicable Business Day following the Early Termination Date by each of three leading commercial banks or investment banking firms in San Francisco, Los Angeles or New York selected in good faith by the non-defaulting party (or by Floating Rate Payer in the case of termination pursuant to Paragraph 3(a)(iii) above) as the fee that it would charge to assume, as of the Early Termination Date, all of the rights and obligations of the defaulting party (or in the case of termination pursuant to Paragraph 3(a)(iii) above, the rights and obligations of Fixed Rate Payer under this Agreement). However, if one or more such entities fail so to communicate such a fee, the Termination Amount shall be determined on the basis of those fees so communicated by the other entities.

      4. Limitations of Liability. In no event shall either party hereto be liable to the other for loss of profit or indirect, special, consequential, punitive or exemplary damages, arising out of any default under this Agreement.

      5. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed served when personally delivered or, if mailed, upon the first to occur of receipt or the expiration of seventy-two hours after deposit in the United States Postal Service, certified mail, or if sent by overnight courier service, upon the first to occur of receipt or 3:00 p.m. (local time at place of delivery) the next Business Day, addressed to Floating Rate Payer or Fixed Rate Payer at their respective addresses set forth in the Swap Confirmation.

      6. Successors; Assigns. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties; provided, however, that Fixed Rate Payer shall not, without the prior written consent of Floating Rate Payer, assign (whether by operation of law or otherwise) its rights and obligations under this Agreement or any interest herein and any such attempted assignment shall be void and without force or effect.

      7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law doctrine.

      8. No Third Party Beneficiary. This Agreement and the payments to be made by the parties hereunder are solely for the benefit of the parties hereto for the purposes stated herein and no other person or entity shall have any rights hereunder or be a beneficiary of either party's obligations under this Agreement.

      9. Counterparts. This Agreement and the Swap Confirmation may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

      10. Amendments; Waivers. Any amendment or waiver of any right under any provision of this Agreement shall be in writing and, in the case of an amendment, signed by both parties hereto, or in the case of a waiver, signed by the party waiving such right. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      11. Trade Date; Interest Agreement Not Credit Commitment. This Agreement shall be effective at, and as of, 12:01 a.m., California time, on the Trade Date. Nothing in this Agreement shall be construed to (i) mean that Floating Rate Payer is committed to make a loan or extend any other credit to Fixed Rate Payer, or (ii) amend or modify any contract, instrument or document executed in connection with the Loan Facility.

      12. Costs, Expenses and Attorneys' Fees. In the event of any dispute or litigation between the parties hereto, the prevailing party shall be entitled to recover from the other party, immediately upon demand, all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with the enforcement of its rights and/or the collection of any amounts which become due to it under this Agreement, and the prosecution or defense of any action in any way related to this Agreement, including any of the foregoing incurred in connection with any bankruptcy proceeding relating to such other party.

      13. Entire Agreement. This Agreement and the Swap Confirmation constitute the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

      14. Security. To be secured by that credit agreement dated 7/21/1997 in the amount of $170,000,000 and that specific Term Loan Agreement dated 7/21/1997 in the amount of $150,000,000.

      15. No Reliance. In connection with the negotiation of and entering into this Agreement, (i) Fixed Rate Payer acknowledges that the Floating Rate Payer is not acting as a fiduciary or a financial or investment advisor for it; (ii) Fixed Rate Payer is not relying upon any advice, counsel or representations (whether written or oral) of the Floating Rate Payer hereto other than the representations expressly set forth in this Agreement, and in any Confirmation;
(iii) the Floating Rate Payer has not given Fixed Rate Payer any advice or counsel as to the expected or projected success, return, performance, result, consequence or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement; (iv) Fixed Rate Payer has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent is has deemed necessary and has made its own investment, hedging, and trading decisions (including decisions regarding suitability of any Transaction pursuant to this Agreement) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party hereto; (v) Fixed Rate Payer has determined that the rates, prices, or amounts and other terms of each Transaction in the indicative quotations (if any) provided by Floating Rate Payer hereto reflect those in the relevant market for similar Transactions, and all trading decisions have been the result of arms length negotiations between the parties; (vi) Fixed Rate Payer is entering into this Agreement with a full understanding of all of the terms, conditions and risks thereof (economic and otherwise), and Fixed Rate Payer is capable of assuming and willing to assume (financially and otherwise) those risks; and (vii) Fixed Rate Payer is a sophisticated investor.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Floating Rate Payer:                      Fixed Rate Payer:

WELLS FARGO BANK,                         Playtex Product, Inc.
NATIONAL ASSOCIATION


By: /S/ WILLIAM J. PACILIO                By: /S/ GLENN A. FORBES
    ----------------------                    --------------------------------
Name:  William J. Pacilio                 Name: Glenn A. Forbes
Its: Vice President                       Its: Executive Vice President & CFO

                                                               November 15, 2000

Playtex Product, Inc.
300 Nyala Farms Road
Westport, CT 06880

ATTENTION:  Glenn A. Forbes

VIA FAX: (203) 341-4260

Dear Mr. Forbes,

      The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between Wells Fargo Bank, N.A. ("Floating Rate Payer") and Playtex Product, Inc. ("Fixed Rate Payer"). This Swap Transaction is effective at, and as of 12:01 a.m., California time, on the Trade Date specified below.

      This confirmation supplements, forms part of, and is subject to Wells Fargo's customary form of Interest Rate Swap Agreement, a copy of which will follow via overnight mail. In the absence of any other such agreement, this communication itself constitutes a binding agreement setting forth the essential terms of the Swap Transaction.

      The terms of the Swap Transaction to which this Swap Confirmation relates are as follows:

Trade Date:                         November 15, 2000
Effective Date:                     November 30, 2000
Termination Date:                   August 30, 2001*

*Wells Fargo Bank, N.A. has the option to and may extend the provisions of this Swap Transaction two business days prior to August 30, 2001. In the event Wells Fargo Bank exercises its option to extend the provisions of this Swap Transaction, The termination date shall be deemed to be May 30, 2002.

Swap Amount:                        $150,000,000              constant balance

Fixed Amounts:
         Fixed Rate Payer:                  Playtex Product, Inc.
         Fixed Rate:                        6.3475%
         Day Count Convention:              Actual/360
         Business Day Convention:           modified following
         Calculation                        Period: From the last day of each
                                            February, May, August, and November
                                            beginning with November 30, 2000, up
                                            to the Last day of the following
                                            three month period, continuing until
                                            the Termination Date, subject to
                                            adjustment in accordance with the
                                            designated Business Day Convention.

Floating Amounts:
         Floating Rate Payer:               Wells Fargo Bank
         Floating Rate:                     LIBOR
         Floating Rate Maturity:            3 Month
         Reset Date:                        last day of each February, May,
                                            August, and November, subject to
                                            adjustment in accordance with the
                                            designated Business Day Convention.
                                            The first reset date is February
                                            28, 2001.

         Day Count Convention:              Actual/360
         Business Day Convention:           modified following
         Calculation                        Period: From the last day of each
                                            February, May, August, and November,
                                            beginning with November 30, 2000, up
                                            to the Last day of the following
                                            three month period, continuing until
                                            the Termination Date, subject to
                                            adjustment in accordance with the
                                            designated Business Day Convention.

Net Swap Settlement Payment
Dates: The last day of each February, May, August, and November, beginning with February 28, 2001, continuing up to and including the Termination Date, subject to adjustment in accordance with the designated Business Day convention.

Loan Facility:                              That certain term loan dated
                                            7/21/1997 in the amount of
                                            $150,000,000 extended by Wells
                                            Fargo to the Fixed Rate Payer.

Account Details:
         Payments to Fixed Rate Payer:      Credit DDA# 4091-216036
         Payments to Floating Rate Payer:   Debit DDA# 4091-216036

Addresses for Notices:

         Fixed Rate Payer:          Playtex Product, Inc.
                                    300 Nyala Farms Road
                                    Westport, CT 06880
                                    Attention:  Glenn A. Forbes
                                    (203) 341-4264
                                    FAX:  (203) 341-4260

         Floating Rate Payer:       Wells Fargo Bank, National Association
                                    1445 Ross Ave. Suite 420
                                    MAC:  T5303-041
                                    Dallas, TX 75202
                                    Attention:  Kauwuane Burton
                                    (214) 777-4002
                                    FAX:  (612) 317-5376

      Please confirm that the foregoing correctly sets forth the terms of our agreement by signing this facsimile and sending it as a return acknowledgment to Kauwuane Burton's attention (FAX: (612) 317-5376). Swap agreement documents will follow via overnight delivery. If you have any questions, please call me at
(214) 777-4002.

                                                     Sincerely,

CONFIRMED BY:     /S/ GLENN A. FORBES
                  ------------------------------
NAME:             Glenn A. Forbes
TITLE:            Executive Vice President & CFO